PRESS RELEASE

Playlogic reports 1st HY Results 2008:

•	Net Revenues increased to $8.4 million (+83%)
•	Net Profit up $1.5 million
•	Earnings per share up $0.05

Amsterdam / New York, August 13th, 2008 - Playlogic Entertainment, Inc. (Nasdaq OTC: PLGC.OB) announced today its results for the 1st half-year 2008, ended June 30.

Net Revenues

For the six months, ended June 30, net revenues increased to $8.4 million compared with $4.6 million in 2007, an increase of 83%.

For the second quarter of 2008 net revenues climbed to $4.3 million, up 343%, compared with $1.1 million in the second quarter of 2007.

The release of 7 titles, among which Obscure II (Wii), Dragon Hunters (DS) and Simon the Sorcerer 4 (PC), 7 SKU’s, in the 1st half-year of 2008, compared with the release of 6 titles, 7 SKU’s in the full-year 2007 was a substantial contribution to this increase.

For the 2nd half of 2008 Playlogic expects to further release 6 titles on 8 SKU’s.

Gross profit

Gross profit for the 1st half-year of 2008 increased to $4.4 million compared with $2.7 million in the 1st half-year of 2007, an increase of 63%.

For the 2nd quarter of 2008 gross profit reached $2.2 million compared with $0.3 million in the 2nd quarter of 2007, an increase of 633%.

Operating result

Operating result for the 1st half-year of 2008 turned from a $0.7 million loss in 2007 into a profit of 1.2 million in 2008, an increase of 1.9 million.

For the 2nd quarter of 2008 the operating result went up to a profit of 0.5 million compared with a loss of $1.4 million over the same period in 2007, an increase of $1.9 million.

Net Profit

Net profit for the 1st half-year of 2008 turned from a loss of $0.5 million in 2007 into a net profit of 1.0 million in the 1st half-year of 2008, an increase of $1.5 million.

In the 2nd quarter Playlogic made a net profit of $0.3 million compared with a loss of $1.2 million in the same period of 2007, an increase of $1.5 million.

EPS

Earnings per share turned from a loss of $0.02 in 2007 into a profit of $0.03 in 2008 for the 1st six months.

For the 2nd quarter of 2008 earnings per share went up to 0.01 compared with a loss of $0.05 in the same period of 2007.

As previously announced, Playlogic placed $10 million in equity and loans in the first half-year of 2008 resulting in a weighted-average number of shares of common stock outstanding of 40 million shares on June the 30th 2008.

These share placements took place to further strengthen Playlogic’s balance sheet.

Outlook 2nd half-year 2008

For the full-year 2008 Playlogic expects net revenues at least to double compare to 2007.

Net profit per share in 2008 will be in a range between $0.05 and $0.10.

ABOUT PLAYLOGIC:
Playlogic Entertainment, Inc. is an independent worldwide publisher of entertainment software for consoles, PCs, handhelds, mobile devices, and other digital media. Playlogic distributes its products through all available channels, online and offline. Playlogic, who currently has approximately 80 employees, is listed on Nasdaq OTC under the symbol "PLGC.OB" and is headquartered in New York, USA and Amsterdam, the Netherlands . Its in-house game development studio “Playlogic Game Factory” is based in Breda (the Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 400 people of external development staff. The Playlogic Game Factory also develops first party titles for Sony Computer Entertainment Europe (SCEE).

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product. Playlogic plans to publish 20 titles, on several platforms, during 2008.

FORWARD LOOKING STATEMENTS:
This release contains statements about PLAYLOGIC's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to PLAYLOGIC'S business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to PLAYLOGIC on the date of this release, and PLAYLOGIC assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic International
Robert A. Van Duivenbode
Corporate IR/PR Officer
T: +31 20 676 03 04
M: +31 6 53 53 00 10
E: rvanduivenbode@playlogicint.com
For further information about Playlogic, the games she publishes and develops, artwork and press information, please visit our press section on www.playlogicgames.com